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                                                                     EXHIBIT 3.3


                             ARTICLES OF MERGER

                                     OF

                              JumboSports Inc.

                                     AND

                  Sports & Recreation Reincorporation, Inc.




To the Secretary of State
State of Florida



        Pursuant to the provisions of the Florida Business Corporation Act, the Florida wholly owned subsidiary business corporation and the foreign parent business corporation named below do hereby adopt the following Articles of Merger.

        1. Annexed hereto and made a part hereof is the Plan and Agreement of Merger, as amended, for merging JumboSports Inc. ("Sports") (formerly known as Sports & Recreation, Inc. but which has adopted the new name pursuant to another merger of even date herewith with a wholly owned Delaware subsidiary known as Sports & Recreation Macro Sports, Inc.) into Sports & Recreation Reincorporation, Inc. (the "Company") as approved by the Shareholders of Sports on June 12, 1996.

        2. The effective time and date of the merger herein provided for in the State of Florida shall be the date and time when these Articles of Merger shall be filed with the Secretary of State of the State of Florida.

        3. Approval of the Plan and Agreement of Merger by the Shareholders of the Company was not required because the Company was a wholly owned subsidiary of Sports.

        4. The merger of Sports with and into the Company is permitted by the laws of Delaware, its jurisdiction of organization, and is in compliance with said laws. The Plan and Agreement of Merger was adopted by the Board of Directors of Sports on April 5, 1996 and was amended by the Board of Sports on December 18, 1996.

        5. As to the Company, the aforesaid Plan of Merger was adopted in accordance with the provisions of the Florida Business Corporation Act on April 23, 1996 and amended on December 13, 1996.

        6. The Company will be the Surviving Corporation in the Merger and from and after the effective time of the Merger will change its name to JumboSports Inc.





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     IN WITNESS WHEREOF, the undersigned have caused these
Articles of Merger to be executed effective the 14th day of February, 1997.


                                       JumboSports Inc.

                                       By: /s/  Stephen Bebis
                                         -----------------------------------
                                       Name:  Stephen Bebis
                                       Title: Chairman, CEO and President




                                       SPORTS & RECREATION
                                       REINCORPORATION, INC.


                                       By: /s/  Stephen Bebis
                                         -----------------------------------
                                       Name:  Stephen Bebis
                                       Title:   Chairman, CEO and President







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